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                                                                     EXHIBIT 4.3

                         PROVIDENT AMERICAN CORPORATION
                        1996 INCENTIVE STOCK OPTION PLAN
                      FOR LIFE AND HEALTH INSURANCE AGENTS


        1.     Purpose of the Plan

               The purpose of this 1996 Incentive Stock Option Plan for Life and Health Insurance Agents ("Plan") is to afford an incentive to life and health insurance agents, general agents and managing general agents who are licensed with subsidiaries of Provident American Corporation (the "Company") to acquire a proprietary interest in the Company and to enable the Company and its subsidiaries to attract and retain such key persons.


        2.     The Stock

               Except as provided in Section 7, the number of shares of stock which may be optioned and sold under the Plan is 500,000 shares of Common Stock, $.10 par value, of the Company (the 500,000 shares or any portion thereof shall hereinafter be referred to as "Shares"). If options granted under this Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased Shares subject thereto shall again be available for the granting of options under this Plan. Shares which are the subject of options to purchase may be made available from authorized and unissued stock or from treasury stock.


        3.     Eligibility

               (a) An option may be granted under this Plan to an agent, general agent or managing general agent ("Agent"), who or which is licensed with Provident American Life & Health Insurance Company, Provident Indemnity Life Insurance Company, or any other insurance subsidiary of the Company existing from time to time (the "Insurance Company"), who or which utilizes the Insurance Company as the Agent's primary insurance carrier, and acts primarily and predominantly as an Agent for the Insurance Company ("Full-Time Agent").

               (b) The Company's Board of Directors (the "Board"), based upon the recommendation of the Committee (defined in Section 8 hereof), shall determine from time to time the Agents to whom options shall be granted, the number of Shares subject to each option, the exercise price of the option (which shall not be less than the fair market value on the effective date of the grant), and the other terms, conditions or restrictions on the right to exercise an option as are permitted under Section 422 of the Internal Revenue Code of 1986, as it may be amended from time to time (the "Code") and related to achievement of performance, goals or service with the Insurance Company.

               (c) An option shall not be granted to any person who owns directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any subsidiary of the Company


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unless such option shall satisfy the special rules set forth in Section
422(c)(8) of the Code, for the grant of an incentive stock option to such a 10-percent shareholder. For purposes of this provision, ownership of stock in the Company shall be determined under Section 425(d) of the Code.


        4.     Price

               (a) The price at which Shares may be purchased upon exercise of each option ("option price") shall be fixed by the Board at the time of the grant of such option and shall not be less than 100% of the fair market value of the stock at the time the option is granted. The Board shall, in good faith, determine the fair market value of the stock based upon a reasonable method of valuation adopted by the Board or the Committee, or such other method as may be permitted by the Code, or regulations or rulings promulgated thereunder. In no event shall the option price be less than the par value of the Shares. The Board will use its best efforts to determine the fair market value of the Shares subject to the option, but neither the Board nor the Company will be responsible for the payment of any tax which may be imposed upon the participants, nor will they reimburse participants for their payment of any tax so imposed. None of the Company, the Board, the Committee or any member thereof makes or shall make any representation or warranty to any participant regarding the consequences or effects of participation in the Plan for federal or state income tax or any other purpose.

               (b) Nothing contained in this Plan or in any option agreement issued hereunder shall impose any liability or responsibility on the Company, the Board of Directors, the Committee, or any member thereof to pay or reimburse any optionee for the payment of any tax arising out of, or on account of, the issuance of an option or options hereunder to any optionee, an optionee's exercise of any option issued under this Plan, or an optionee's sale, transfer or other disposition of any Shares acquired pursuant to the exercise of an option issued hereunder. Any person receiving an option hereunder shall expressly acknowledge and agree that such participation is voluntary and that the optionee will be solely responsible for all taxes to which he may be or become subject as a consequence of such participation.


        5.     Option Terms

               (a) Subject to the provisions and limitations of this Plan, and subject to applicable securities, tax and other laws and regulations, options may be granted at such time or times and pursuant to such terms and conditions as may be determined by the Board during the period this Plan is in effect.

               (b) Each option, which shall become exercisable in accordance with its terms, must be exercised within five (5) years after the date on which it first becomes exercisable. Each option shall further provide that it may not be exercised in full or in part after the expiration of ten (10) years from the date such option is granted. Except as set forth below, options which have been granted to an Agent will continue to be exercisable only so long as the optionee remains a Full-Time Agent. Notwithstanding anything to the contrary contained in

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this Section 5, the Board may, in its sole discretion, accelerate the option exercise period, based upon its evaluation of an optionee's individual performance.

               (c) Shares to be purchased upon the exercise of any option shall be paid for, in full, in cash, by wire transfer of funds to the Company's account, or by certified check payable to the order of the Company.

               (d) Each option granted under the Plan shall be evidenced by a stock option agreement between the Company and the optionee. The Board shall make all decisions as to the form of stock option agreement to be entered into with each optionee. All forms of stock option agreement shall contain such provisions, restrictions and conditions as are not inconsistent with this Plan but need not be identical. The provisions of this Plan shall be set forth in full or incorporated by reference in each stock option agreement.

               (e) In the event (i) an optionee ceases to be a Full-Time Agent (other than a cessation due to death or disability), (ii) an optionee breaches the optionee's contract with the Insurance Company, or (iii) the optionee's contract with the Insurance Company is terminated for cause, then the stock option agreement shall be deemed to have terminated and such optionee shall have no right to exercise any then unexercised options.

               (f) In the event an optionee's contract is terminated for any reason not set forth in (e) above, such optionee shall have the right to exercise any options which became exercisable prior to such cessation but only within a period of three months from the date of such cessation (the "post-revocation exercise period") (but in any event not later than the termination date of the option), after which time any unexercised portion of all outstanding options shall expire. If the optionee dies during the post-revocation exercise period, the executors, administrators, legatees or distributees of the optionee's estate shall have the right to exercise such options during the remainder of such period. In no event and under no circumstances may an option be exercised by an optionee (or his personal representative) after the end of the post-revocation exercise period.

               (g) In the event an optionee becomes permanently and totally disabled or dies while serving as a Full-Time Agent, any option which was exercisable on the date when such optionee became disabled or died may be exercised by the optionee or the executors, administrators, legatees or distributees of the estate of the optionee, as applicable, within three months after the date thereof (but in no event later than the termination date of the option), after which time any unexercised portion of all outstanding options shall expire. In the event an option is exercised by the executors, administrators, legatees or distributees of the estate of the optionee, under subsection (f) or (g) of this Section 5, the Company shall be under no obligation to issue Shares hereunder unless and until the Company is satisfied that the person exercising the option is the duly appointed legal representative of the optionee's estate or the proper legatee or distributee thereof.

               (h) In the case of options granted after December 31, 1986, no

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option may be granted to an optionee which, when aggregated with all other incentive stock options granted after December 31, 1986, to such optionee by the Company or its subsidiaries, would result in Shares having an aggregate fair market value (determined for each Share as of the date of grant of the option covering such Share) in excess of $100,000 becoming first available for purchase upon exercise of the option during any calendar year.


        6.     Non-Transferability

               No option granted hereunder shall be transferable by the optionee other than by will or by the laws of descent and distribution and options shall be exercisable during the optionee's lifetime only by such optionee; provided, however, that in the event an optionee shall be subject to a legal disability, his legal representative may exercise an option on his behalf.


        7.     Stock Dividends or Recapitalization

               In the event of a stock dividend paid in shares of the class of stock subject to any option outstanding hereunder, or recapitalization, reclassification, split-up or combination of shares with respect to said class of stock, the Committee shall make appropriate adjustments of the option price under such option and of the kind and number of shares as to which such option is then exercisable, to the end that the optionee's proportionate interest shall be maintained as before the occurrence of such event, and in any case an appropriate adjustment shall also be made in the total number and kind of shares of stock reserved for the future granting of options under this Plan. Any such adjustment made by the Committee pursuant to this Plan shall be binding upon the holders of all unexpired options outstanding hereunder.


        8.     Administration of the Plan

               This Plan shall be administered by the Board. An Option Administration Committee ("Committee"), consisting of three (3) or more employees of the Company, shall be elected from time to time by a majority of the entire Board and shall make recommendations periodically to the Board with respect to the individuals to whom options should be granted, the number of options to be granted and the form and content of the options to be granted. Options shall be granted only by the Board which shall provide the form and content of the options to be granted, including such provisions and conditions, and such restrictions on exercise of an option as are permitted under Section 422 of the Code, in addition to those included in this Plan, as the Board shall determine to be advisable; provided, however, that no such additional provisions or conditions shall be inconsistent with the provisions of this Plan. The Board or the Committee shall be authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or appropriate for its administration.

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        9.     Effective Date; Duration of the Plan Amendments

               The Plan shall be effective upon adoption by the Board. At the next regular meeting of the shareholders of PAMCO, which shall be scheduled and will occur within twelve (12) months following the date of adoption by PAMCO's Board, this Plan will be presented for consideration and approval by the shareholders. If this Plan is not approved by the shareholders, this Plan shall terminate, and all options granted hereunder shall be immediately forfeited. Unless sooner terminated, the Plan shall expire ten (10) years from the date the Plan is adopted by the Board. The Plan may be altered, suspended, discontinued, or terminated by the Board at any time. Nothing contained herein shall be construed to permit a termination, modification, or amendment adversely affecting the rights of any optionee under an existing option theretofore granted without the consent of such optionee, except due to non-approval of the Plan by the shareholders.


        10.    General

               (a) The provisions of this Plan shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

               (b) Wherever used herein, the singular shall be deemed to refer to and include the plural and vice versa, where appropriate. Wherever used herein, the masculine shall be deemed to refer to and include the feminine and the neuter and vice versa, where appropriate.

               (c) The rights of any participant under the Plan shall not be assignable by the participant and shall not be subject to the rights of creditors, and any attempt to cause such right to be so subjected shall not be recognized, except to such extent as may be required by law.

               (d) The Company, upon notice to participants, at any time or from time to time, may amend, modify or terminate any or all of the provisions of the Plan without the consent of any participant. No amendment shall have the effect of modifying any benefit election of any participant in effect at the time of such amendment, unless such amendment is made to comply with federal, state or local laws, statutes or regulations.

               (e) This Plan shall not be deemed to constitute a contract between the Company and any participant or to be a consideration or an inducement for any contract with any participant. Nothing contained in this Plan shall be deemed to give any participant the right to be retained as an Agent of the Company or to interfere with the right of the Company to terminate any participant's contract at any time, regardless of the effect which such termination shall have upon him as a participant of this Plan.

               (f) This Plan constitutes the entire agreement between the Company and the participant relative to the purchase of Company stock. This Plan is governed by the laws of the Commonwealth of Pennsylvania.

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               (g) The invalidity of any provision of this Plan shall not affect the validity of the remaining provisions, and this Plan shall be construed as if such invalid provision had been omitted. The failure to qualify under this Plan of any participant shall not affect the qualification of this Plan or the qualification of other participants in this Plan, and this Plan shall be construed as if such non-qualifying participant had not been included.